EXHIBIT 10.8
HANOVER COMPRESSOR COMPANY
Schedule of Compensation for Non-Employee Directors
(Effective July 21, 2006)

Annual Retainer	$30,000

Committee Chairman Annual Retainer

Audit Committee	$15,000

Compensation Committee	$15,000

Finance Committee	$10,000

Governance Committee	$10,000

Board Chairman Annual Retainer	$120,000

Attendance Fee	$1,500 paid for all in-person and telephonic board and committee meetings.

Restricted Stock	Time-vested restricted stock valued at approximately $105,000 on the date of grant and subject to the terms of 2006 Stock Incentive Plan. The shares vest one-third per year over a three-year period, subject however, to immediate vesting in the event of a change in control.

Directors are required to hold the shares until they cease to serve as a director (except to the extent necessary to meet the associated tax obligation).

Reimbursement of Travel Expenses	100% of travel and other expenses while on company business.